Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

For Immediate Release

CONSTAR INTERNATIONAL INC. ANNOUNCES 2007 SECOND

QUARTER AND FIRST SIX MONTHS FINANCIAL RESULTS

Philadelphia, PA – August 13, 2007 – Constar International Inc. (NASDAQ: CNST) today announced its financial results for the second quarter and six months ended June 30, 2007.

Consolidated net sales were $240.2 million in the second quarter of 2007 compared to $252.3 million in the second quarter of 2006.

Credit Agreement EBITDA, excluding restructuring charges declined in the second quarter of 2007 to $15.7 million from $22.7 million in the second quarter of 2006. This decrease was primarily due to reduced conventional and custom unit volumes, the impact of contractual price reductions and the $4.0 million impact of last year’s pricing settlement, partially offset by reduced manufacturing costs and operating expenses.

Commenting on the second quarter results, Michael Hoffman, CEO and President of Constar stated, “Our unit sales and profitability in the quarter were reflective of weaker demand for custom and conventional products. Consistent with our view of the conventional segment, demand shifted away from carbonated soft drinks. Customers also continued moving toward blowing their own water bottles. Both movements were stronger than expected. The decline in demand for custom products was mostly due to one time events and lower requirements from our existing customer base. During the quarter, we signed new custom product contracts. In addition, we are now seeing the full impact of new custom volume that only began to ship in the second quarter. As a result, we expect a return to strong custom unit growth in the second half of the year and into 2008 that will improve operating performance.” He added, “We ended the second quarter with a strong liquidity position with no borrowings and $4.1 million of letters of credit under our revolving credit facility and more than $9.0 million of cash on our balance sheet.”

In the U.S., net sales were $182.9 million in the second quarter of 2007 compared to $205.6 million in the second quarter of 2006. The decrease in U.S. net sales was principally driven by declines in unit volume and the impact of contractual price reductions. Total U.S. unit volume decreased 5.2 percent over the second quarter of 2006. Conventional unit volume declined 3.5 percent, while custom unit volume decreased 7.7 percent, compared to the second quarter of 2006.

In Europe, net sales were $57.3 million in the second quarter of 2007 compared to $46.7 million in the second quarter of 2006. The increase in European net sales in the second quarter of 2007 compared to the second quarter of 2006 was primarily due to a 12.2 percent increase in unit volume and favorable foreign currency translations.

Gross profit, excluding depreciation expense, decreased by $8.7 million to $22.6 million in the second quarter of 2007 compared to the second quarter of 2006. Gross profit, excluding depreciation expense, as a percentage of net sales declined to 9.4 percent in the second quarter of 2007 from 12.4 percent in the second quarter of 2006. The reduced gross profit, excluding depreciation expense, primarily reflects lower volumes, contractual price reductions and the $4.0 million impact of last year’s pricing settlement, which were partially offset by lower manufacturing costs.

As previously disclosed, during the second quarter of 2007 the Company recorded restructuring charges of $2.8 million, which consisted of severance costs principally related to the Company’s facility in the Netherlands.

Selling and administrative and research and technology expenses were $7.0 million in the second quarter of 2007 compared to $9.5 million in the second quarter of 2006. This decrease was primarily driven by reduced compensation expense, along with lower legal and audit fees.

Operating income decreased to $5.0 million in the second quarter of 2007 compared to $10.2 million in the second quarter of 2006. This decrease in operating income was driven by last year’s pricing settlement, price concessions, lower unit volumes and restructuring charges.

Interest expense decreased $0.2 million to $10.3 million in the second quarter of 2007 from $10.5 million in the second quarter of 2006. The decrease reflects lower average borrowings partially offset by a higher effective interest rate.

Other income decreased $0.2 million to $0.6 million from $0.8 million in the second quarter of 2006. The decrease in other income primarily resulted from reductions in foreign currency gains and miscellaneous income, partially offset by increases in interest and royalty income.

Net loss in the second quarter of 2007 was $4.8 million, or $0.39 loss per basic and diluted share, compared to net income in the second quarter of 2006 of $0.2 million, or $0.01 income per basic and diluted share.

First Six Months Results:

Consolidated net sales were $452.9 million in the first six months of 2007 compared to $473.1 million in the first six months of 2006. The decrease in consolidated sales was primarily driven by a decline in conventional and custom unit volumes. The decline in conventional unit volume was driven by a decrease in water volume due to the continued movement of water bottlers to self-manufacturing. In addition, carbonated soft drinks volume decreased due to consumers shifting their preferences from carbonated soft drinks to alternative beverages such as energy drinks and teas, most of which are in non-PET forms of packaging. The decrease in water and carbonated soft drink bottle volumes was partially offset by an increase in preform volume and a strengthening of the British Pound and Euro against the dollar.

In the U.S., net sales were $348.2 million in the first six months of 2007 compared to $388.1 million in the first six months of 2006. The decrease in U.S. net sales was principally driven by declines in unit volume and the impact of contractual price reductions. Total U.S. unit volume decreased 6.9 percent compared to the six months ended June 30, 2006. Custom unit volume decreased 7.8 percent, while conventional unit volume declined 6.4 percent compared to the six months ended June 30, 2006.

In Europe, net sales were $104.7 million in the first six months of 2007 compared to $85.0 million in the first six months of 2006. The growth in European net sales for the first six months of 2007 was primarily due to increased total unit volume of 9.6 percent and favorable foreign currency translations compared to the first six months of 2006.

Gross profit, excluding depreciation expense, decreased by $9.1 million to $42.3 million in the first six months of 2007 compared to the first six months of 2006. Gross profit, excluding depreciation expense, as a percentage of net sales declined to 9.4 percent in the first six months of 2007 from 10.9 percent in the first six months of 2006. The reduced gross profit, excluding depreciation expense, primarily reflects lower volumes, contractual price reductions and the $4.0 million impact of last year’s pricing settlement, which were partially offset by lower manufacturing costs and favorable currency translation.

During the six months ended June 30, 2007 the Company recorded restructuring charges of $3.1 million, which consisted primarily of severance costs principally related to the Company’s facility in the Netherlands.

Selling and administrative and research and technology expenses were $15.3 million in the first six months of 2007 compared to $17.9 million in the first six months of 2006. The decrease was primarily driven by lower legal and audit fees and lower compensation expense.

Operating income decreased to $8.6 million in the first six months of 2007 compared to $13.8 million in the first six months of 2006. This decrease in operating income was driven by last year’s pricing settlement, price concessions, lower unit volumes and restructuring charges.

Interest expense decreased $0.1 million to $20.6 million in the first six months of 2007 from $20.7 million in the first six months of 2006. The decrease resulted from lower average borrowings partially offset by a higher effective interest rate.

Other income was $0.9 million for the six months ended June 30, 2007 compared to $1.0 million for the six months ended June 30, 2006. Other income consists primarily of royalty income, interest income and foreign exchange gains.

Net loss for the six months ended June 30, 2007 was $11.1 million, or $0.90 loss per basic and diluted share, compared to a net loss for the six months ended June 30, 2006 of $6.2 million, or $0.50 loss per basic and diluted share.

Credit Agreement EBITDA, excluding restructuring charges, in the first six months of 2007 decreased by $6.4 million, or 18.3 percent, to $28.5 million from $34.9 million in the first six months of 2006. This decrease was primarily due to lower gross profit, excluding depreciation expense, partially offset by reduced operating expenses.

Non-GAAP Measures

EBITDA is defined by the Company as net income (loss) before interest expense, provision for income taxes, depreciation and amortization. The Company’s Credit Agreement formerly contained a definition of EBITDA that made adjustments for certain items. This definition was deleted and not replaced as part of the previously reported amendments to the Credit Agreement made in the first quarter of 2007. In the second quarter of 2007 and the first six months of 2007, these adjustments would have amounted to ($0.6) and $0.4 million, respectively. In the second quarter of 2006 and the first six months of 2006, the adjustments were $0.9 and $1.0 million, respectively. For consistency, the Company is reporting EBITDA on the same Credit Agreement basis, but excluding restructuring charges.

Credit Agreement EBITDA excluding restructuring charges is not a GAAP-defined measure and may not be comparable to credit agreement or adjusted EBITDA as defined by other companies. Management believes that investors, analysts and other interested parties view our ability to generate Credit Agreement EBITDA as an important indicator of the Company’s operating performance. Management also believes that Credit Agreement EBITDA excluding restructuring charges is a useful measure in understanding trends because it eliminates various non-operational and non-recurring items. In addition, Credit Agreement EBITDA facilitates comparisons to operating performance in prior periods and is used by the Company in setting incentive plan targets. Investors are urged to take into account GAAP measures in evaluating the Company and to review the reconciliation of Credit Agreement EBITDA excluding restructuring charges to net income (loss) in the attached unaudited consolidated statements of operations.

Gross profit, excluding depreciation expense, is not a GAAP-defined measure and may not be comparable to gross profit as defined by other companies. The Company believes that gross profit, excluding depreciation expense, is a useful measure in understanding trends because it eliminates non-cash charges related to depreciation. Investors are urged to take into account GAAP measures in evaluating the Company, and to review the reconciliation of gross profit to gross profit, excluding depreciation expense in the attached unaudited consolidated statements of operations.

Conference Call, Web Cast Information

The Company will hold a conference call on Monday, August 13, 2007, at 9:00 a.m. ET to discuss this news release. Forward-looking and other material information will be discussed on this conference call. The dial-in numbers for the conference call are (800) 289-0544 (domestic callers) or (913) 981-5533 (international callers). The conference call will also be broadcast live over the internet and can be accessed via the Company’s website: www.constar.net. Please log on approximately 15 minutes prior to the call to register and download any necessary audio software.

A replay of the broadcast will be available from 1:00 p.m. ET that day until midnight on Monday, August 20, 2007 and can be accessed via telephone by dialing (888) 203-1112 (domestic callers) or (719) 457-0820 (international callers) and entering passcode 9912486, or via the web at www.constar.net where it will be archived.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this news release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this news release or the actual results of operations or financial condition of the Company to differ include the Company’s relationship with its largest customers, the impact of self-manufacturing on the Company’s business, and the impact of pricing changes; the Company’s ability to secure new business, expand sales of custom products, improve the operating performance of its European business and achieve cost savings under its Best Cost Producer program; and the impact of the foregoing factors on the Company’s financial position. Other important factors are discussed under the caption “Risk Factors” in the Company’s Form 10-K Annual Report for the year ended December 31, 2006 and in subsequent filings with the Securities and Exchange Commission made prior to, on or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, beverages and other end-use applications. The Company provides full-service packaging solutions, from product design and engineering to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information contact:

Walter S. Sobon, Executive Vice President and Chief Financial Officer, (215) 552-3700

Ed Bisno, Bisno Communications, (212) 717-7578

Tables to Follow

CONSTAR INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS COMPARISON

(in thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Net customer sales	$239,192	$251,038	$450,808	$470,895
Net affiliate sales	1,047	1,256	2,112	2,212

Net sales	240,239	252,294	452,920	473,107
Cost of products sold, excluding depreciation	217,600	221,000	410,565	421,696
Depreciation	7,882	10,628	15,393	18,586

Gross profit	14,757	20,666	26,962	32,825

Selling and administrative expenses	4,756	7,770	11,480	14,918
Research and technology expenses	2,156	1,688	3,770	3,026
Asset Impairment Charge	—	870	—	870
Provision for restructuring	2,832	182	3,135	225

Total operating expenses	9,744	10,510	18,385	19,039

Operating income	5,013	10,156	8,577	13,786
Interest expense	(10,302)	(10,464)	(20,576)	(20,650)
Other income (expense), net	557	810	925	951

Income (loss) from continuing operations before income taxes	(4,732)	502	(11,074)	(5,913)
Benefit from income taxes	6	—	—	—

Income (loss) from continuing operations	(4,726)	502	(11,074)	(5,913)
Loss from discontinued operations, net of taxes	(102)	(333)	(55)	(261)

Net income (loss)	$(4,828)	$169	$(11,129)	$(6,174)

Basic earnings (loss) per common share:
Continuing operations	$(0.38)	$0.04	$(0.90)	$(0.48)
Discontinued operations	(0.01)	(0.03)	(0.00)	(0.02)

Net income (loss) per share	$(0.39)	$0.01	$(0.90)	$(0.50)

Diluted earnings (loss) per common share:

Continuing operations	$(0.38)	$0.04	$(0.90)	$(0.48)
Discontinued operations	(0.01)	(0.03)	(0.00)	(0.02)

Net income (loss) per share	$(0.39)	$0.01	$(0.90)	$(0.50)

Weighted average common shares outstanding:
Basic	12,308	12,208	12,301	12,203

Diluted	12,308	12,540	12,301	12,203

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Reconciliation of net income (loss) to Credit Agreement EBITDA, excluding restructuring charges:
Net income (loss)	$(4,828)	$169	$(11,129)	$(6,174)
Add back:
Interest expense	10,302	10,464	20,576	20,650
Taxes	(6)	—	—	—
Depreciation	7,882	10,628	15,393	18,586

EBITDA	13,350	21,261	24,840	33,062
Restructuring Charges	2,897	558	3,251	767

EBITDA, excluding restructuring charges	16,247	21,819	28,091	33,829

Other adjustments under Credit Agreement	(559)	901	360	1,025

Credit Agreement EBITDA, excluding restructuring charges	$15,688	$22,720	$28,451	$34,854

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Reconciliation of gross profit to gross profit, excluding depreciation expense:
Gross Profit	$14,757	$20,666	$26,962	$32,825
Add back: Depreciation	7,882	10,628	15,393	18,586

Gross profit, excluding depreciation expense	$22,639	$31,294	$42,355	$51,411

Percentage of net sales	9.4%	12.4%	9.4%	10.9%

CONSTAR INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS COMPARISON

(in thousands, except par value)

(Unaudited)

	June 30,	December 31,
ASSETS	2007	2006
Current Assets:
Cash and cash equivalents	$9,201	$19,370
Accounts receivable, net	83,081	61,101
Accounts receivable—related party	558	856
Inventories, net	86,564	83,355
Prepaid expenses and other current assets	7,744	11,274
Deferred income taxes	1,918	2,257
Current assets of discontinued operations	596	11,602

Total current assets	189,662	189,815

Property, plant and equipment, net	151,249	148,235
Goodwill	148,813	148,813
Other assets	16,236	15,813
Non-current assets of discontinued operations	1,284	1,286

Total assets	$507,244	$503,962

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	98,172	82,611
Accounts payable—related party	521	950
Accrued expenses and other current liabilities	37,506	31,433
Current liabilities of discontinued operations	344	8,680

Total current liabilities	136,543	123,674

Long-term debt	393,594	393,466
Pension and postretirement liabilities	17,458	19,143
Deferred income taxes	1,918	2,257
Other liabilities	8,297	8,117
Non-current liabilities of discontinued operations	2,662	2,144

Total liabilities	560,472	548,801

Commitments and contingent liabilities

Stockholders’ deficit:
Preferred Stock, $.01 par value—none issued or outstanding at June 30, 2007 and December 31, 2006	—	—
Common stock, $.01 par value—12,820 shares issued; 12,571 shares and 12,576 shares outstanding at June 30, 2007 and December 31, 2006, respectively	125	125
Additional paid-in capital	276,076	275,754
Accumulated other comprehensive loss	(15,722)	(18,958)
Treasury stock, at cost—249 and 233 shares at June 30, 2007 and December 31, 2006, respectively	(844)	(704)
Accumulated deficit	(312,863)	(301,056)

Total stockholders’ deficit	(53,228)	(44,839)

Total liabilities and stockholders’ deficit	$507,244	$503,962

CONSTAR INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS COMPARISON

(in thousands)

(Unaudited)

	Six months ended June 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(11,129)	$(6,174)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,023	20,078
Asset impairment charges	—	870
Bad debt expense (recovery)	123	(506)
Restructuring and other exit activities	2,177	(696)
Stock-based compensation	488	438
Reclassification gain of foreign currency translation adjustments	(142)	—
Deferred income taxes	—	(107)
(Gain) loss on disposal of assets	(154)	205
Minority interest	(178)	—
Changes in operating assets and liabilities:
Accounts receivable	(10,004)	(14,824)
Inventories	(2,761)	7,611
Prepaid expenses and other current assets	4,448	2,004
Accounts payable and accrued expenses	10,104	(8,647)
Change in outstanding overdrafts	(1,450)	(162)
Pension and postretirement benefits	(351)	125

Net cash provided by operating activities	7,194	215

Cash flows from investing activities:
Purchases of property, plant and equipment	(17,614)	(12,677)
Proceeds from the sale of property, plant and equipment	545	41

Net cash used in investing activities	(17,069)	(12,636)

Cash flows from financing activities:
Proceeds from Revolver loan	387,458	430,359
Repayment of Revolver loan	(387,458)	(416,644)
Costs associated with debt financing	(385)	(320)
Repayment of other debt	—	(1,540)

Net cash provided by (used in) financing activities	(385)	11,855

Effect of exchange rate changes on cash and cash equivalents	91	274

Net decrease in cash and cash equivalents	(10,169)	(292)
Cash and cash equivalents at beginning of period	19,370	9,663

Cash and cash equivalents at end of period	$9,201	$9,371